UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Supreme Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPREME INDUSTRIES, INC.

2581 East Kercher Road

P.O. Box 237

Goshen, IN  46528

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2007

To Stockholders of

SUPREME INDUSTRIES, INC.:

The annual meeting of stockholders of Supreme Industries, Inc. (the “Company”) will be held at the Courtyard by Marriott, 1930 Lincolnway East, Goshen, Indiana on May 3, 2007 at 10:00 a.m. Eastern Time for the following purposes:

1.                                       To elect nine directors to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualified;

2.                                       To ratify an Amendment made by the Company’s Board of Directors to the Company’s Amended and Restated 2004 Stock Option Plan for the purpose of extending the term of an option expiring during a “blackout period”;

3.                                       To ratify the selection of Crowe Chizek and Company LLC as Independent Registered Public Accounting Firm; and

4.                                       To transact such other business as may properly come before the meeting and any adjournment thereof.

Information regarding matters to be acted upon at this meeting is contained in the accompanying Proxy Statement.  Only stockholders of record at the close of business on March 23, 2007 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All stockholders are cordially invited to attend the meeting.  Whether or not you plan to attend, please complete, sign, and return promptly the enclosed proxy in the accompanying addressed envelope for which postage is prepaid.  You may revoke the proxy at any time before the commencement of the meeting.

By Order of the Board of Directors

Goshen, Indiana	William J. Barrett
April 2, 2007	Secretary

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.  PLEASE COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

SOLICITATION OF PROXIES

This Proxy Statement and accompanying Proxy are furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Supreme Industries, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held at the Courtyard by Marriott, 1930 Lincolnway East, Goshen, Indiana, on May 3, 2007 at 10:00 a.m. Eastern Time, or at any adjournment thereof.  The Notice of Meeting, the form of Proxy, and this Proxy Statement are being mailed to the Company’s stockholders on or about April 2, 2007.

The expense of proxy solicitation will be borne by the Company.  Although solicitation is to be made primarily through the mail, the Company’s officers and/or employees and those of its transfer agent may solicit proxies by telephone or personal contact, but in such event no additional compensation will be paid by the Company for such solicitation material regarding the meeting to beneficial owners of the Company’s Common Stock, and in such event the Company will reimburse them for all accountable costs so incurred.

A copy of the 2006 Annual Report to Stockholders of the Company for its fiscal year ended December 30, 2006, is being mailed with this Proxy Statement to all such stockholders entitled to vote, but does not form any part of the information for solicitation of proxies.

RECORD DATE AND VOTING SECURITIES

The Board of Directors of the Company has fixed the close of business on March 23, 2007, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.  As of the record date, there were 10,745,494 shares of Class A Common Stock and 2,024,133 shares of Class B Common Stock of the Company issued and outstanding.  The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock as of the record date is necessary to constitute a quorum at the Annual Meeting with respect to matters upon which both classes of Common Stock are entitled to vote.

ACTION TO BE TAKEN AND VOTE REQUIRED

Action will be taken at the meeting to elect a Board of Directors, to ratify an amendment to the Company’s Amended and Restated 2004 Stock Option Plan and to ratify the selection of Crowe Chizek and Company LLC as Independent Registered Public Accounting Firm.  The proxy will be voted in accordance with the directions specified thereon, and otherwise in accordance with the judgment of the persons designated as proxies.  Any proxy on which no directions are specified will be voted for the election of directors named herein and otherwise in accordance with the judgment of the persons designated as proxies.  Any person executing the enclosed proxy may nevertheless revoke it at any time prior to the actual voting thereof by filing with the Secretary of the Company either a written instrument expressly revoking it or a duly executed proxy bearing a later date.  Furthermore, such person may nevertheless elect to attend the meeting and vote in person, in which event the proxy will be suspended.

The Company’s Certificate of Incorporation authorizes two classes of $.10 par value Common Stock (designated Class A and Class B) as well as one class of $1.00 par value preferred stock.  No shares of the preferred stock are outstanding.  In voting on all matters expected to come before the meeting, a stockholder of either Class A or Class B Common Stock will be entitled to one vote, in person or by proxy, for each share held in his or her name on the record date, except that the holders of Class A Common Stock shall be entitled to elect that number (rounded down) of directors equal to the total number of directors to be elected divided by three, i.e., three directors, and the holders of Class B Common Stock shall be entitled to elect the remaining directors.  The election of three directors by the holders of the Class A Common Stock requires the affirmative vote of a majority of the shares of Class A Common Stock represented in person or by proxy at a meeting at which a majority of the outstanding Class A shares is present.  The ratification of the selection of auditors requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person or by proxy, at the Annual Meeting.  The Company’s Certificate of Incorporation prohibits cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tabulation sets forth the names of those persons who are known to management to be the beneficial owners as of March 23, 2007 of more than five percent of the Company’s Class A or Class B Common Stock.  Such tabulation also sets forth the number of shares of the Company’s Class A or Class B Common Stock beneficially owned as of March 23, 2007 by all of the Company’s directors and nominees (naming them) and all directors and officers of the Company as a group (without naming them).  Persons having direct beneficial ownership of the Company’s Common Stock possess the sole voting and dispositive power in regard to such stock.  Class B Common Stock is freely convertible on a one-for-one basis into an equal number of shares of Class A Common Stock, and ownership of Class B shares is deemed to be beneficial ownership of Class A shares under Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934.  As of March 23, 2007, there were 10,745,494 Class A shares and 2,024,133 Class B shares outstanding.

The following tabulation also includes Class A shares covered by options granted under the Company’s 2004, 2001 and 1998 Stock Option Plans, which options are collectively referred to as “Stock Options.”  The Stock Options have no voting or dividend rights.

Finally, the following tabulation includes restricted Class A shares, as defined in the Company’s Amended and Restated 2004 Stock Option Plan, which shares are referred to as “Restricted Stock.”  Restricted Stock has the right to vote and receive dividends; however, it contains restrictions regarding the holder’s ability to sell, transfer, pledge, or assign such Stock.

Name and Address	Title	Amount and Nature of		Percent of
of Beneficial Owner	Class	Beneficial Ownership		Class (1)
Wilen Management Company, Inc.	Class A	794,238		7.4%
2360 West Joppa Road, Suite 226
Lutherville, MD 21093

William J. Barrett	Class A	1,465,935	(2)(3)(6)	12.6%
636 River Road	Class B	702,796	(3)	34.7%
Fair Haven, NJ 07704

Herbert M. Gardner	Class A	1,067,353	(2)(4)(6)	9.3%
636 River Road	Class B	576,414	(4)	28.5%
Fair Haven, NJ 07704

Omer G. Kropf	Class A	711,557	(2)	6.6%
2581 East Kercher Road
Goshen, IN 46528

Thomas Cantwell	Class A	525,720	(2)(6)	4.7%
#1 McGill St., Apt. 1010	Class B	500,945		24.7%
Montreal, Quebec, Canada H2Y 4A3

Robert W. Wilson	Class A	160,919	(2)	1.5%
2581 East Kercher Road
Goshen, IN 46528

William C. Hurtt, Jr.	Class A	141,826		1.3%
188 East Bergen Place, Suite 205
Red Bank, NJ 07701

Robert J. Campbell	Class A	139,151	(2)(5)(6)	1.3%
15690 Treasure Cove	Class B	44,044		2.2%
Bullard, TX 75757

Jeffery D. Mowery	Class A	42,500	(2)	*
2581 East Kercher Road
Goshen, IN 46528

Mark C. Neilson	Class A	29,500	(2)	*
5230 Fiore Terrace
San Diego, CA 92122

Arthur M. Borden	Class A	27,685	(2)	*
575 Madison Avenue, 22nd Floor
New York, NY 10022

All directors and officers as a group	Class A	4,312,146	(2)(3)(4)(5)(6)	32.9%
of (10) persons	Class B	1,824,199	(3)(4)	90.1%

* Less than 1%

(1)  The percentage calculations have been made in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934.  In making these calculations, shares beneficially owned by a person as a result of the ownership of Stock Options, or ownership of Class B Common Stock, were deemed to be currently outstanding solely with respect to the holders of such options or Class B shares.

(2)  Includes the number of Class A Shares set forth opposite the persons named in the following table which shares are beneficially owned as a result of the ownership of Stock Options under the Company’s 2004, 2001 and 1998 Stock Option Plans.

Stock
Options
William J. Barrett	143,227
Herbert M. Gardner	139,848
Omer G. Kropf	77,000
Robert W. Wilson	74,500
Jeffery D. Mowery	42,500
Thomas Cantwell	17,000
Robert J. Campbell	13,996
Mark C. Neilson	11,500
Arthur M. Borden	6,000
All directors and officers as a group	525,571

(3)  Includes 81,686 shares of Class A Common Stock and 14,849 shares of Class B Common Stock owned by Mr. Barrett’s wife.  Mr. Barrett has disclaimed beneficial ownership of these shares.

(4)  Includes 9,663 shares of Class A Common Stock and 58,592 shares of Class B Common Stock owned by Mr. Gardner’s wife.  Mr. Gardner has disclaimed beneficial ownership of these shares.

(5)  Includes 410 shares of Class A Common Stock owned beneficially by Mr. Campbell’s wife as custodian for their children.  Mr. Campbell has disclaimed beneficial ownership of these shares.

(6)  Includes the number of shares of Class A Common Stock which are deemed to be beneficially owned as a result of ownership of shares of Class B Common Stock, which Class B shares are freely convertible on a one-for-one basis into Class A shares.

Depositories such as The Depository Trust Company (Cede & Company) as of March 23, 2007 held, in the aggregate, more than 5% of the Company’s then outstanding Class A voting shares.  The Company understands that such depositories hold such shares for the benefit of various participating brokers, banks, and other institutions which are entitled to vote such shares according to the instructions of the beneficial owners thereof.  The Company has no reason to believe that any of such beneficial owners hold more than 5% of the Company’s outstanding voting securities.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting of Stockholders.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees shown below for the term of one year and until their successors are duly elected and have qualified.  The Company’s Board of Directors is currently comprised of nine members.  Of the persons named below, Messrs. Borden, Neilson and Hurtt have been nominated for election by the holders of Class A Common Stock, and the remaining persons have been nominated for election by the holders of Class B Common Stock.  The nominees for election by holders of Class A Common Stock were recommended to the Board of Directors by a majority of the independent directors of the Board.

Messrs. Gardner, Barrett, Kropf, and Wilson were the executive officers of the Company (or its subsidiary) as of December 30, 2006.  Officers are elected annually by the Board of Directors at the Annual Meeting of Directors held immediately following the Annual Meeting of Stockholders.

Although it is not contemplated that any nominee will be unable to serve as a director, in such event the proxies will be voted by the holders thereof for such other person as may be designated by the current Board of Directors.  The management of the Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office, and to the knowledge of management, the nominees intend to serve the entire term for which election is sought.

Only nine nominees for director are named, even though the Company’s bylaws allow a maximum of fifteen, since the proposed size of the board is deemed adequate to meet the requirements of the Board of Directors.  The proxies given by the Class A stockholders cannot be voted for more than three persons, and the proxies given by Class B stockholders cannot be voted for more than six persons.  The information set forth below with respect to each of the nominees has been furnished by each respective nominee.

	Executive	Positions With
Name, Age, and Business Experience	Officer Since	Company

Herbert M. Gardner, 67
Executive Vice President of Barrett-Gardner Associates, Inc., an investment banking firm since November 2002 and previously Senior Vice President of Janney Montgomery Scott LLC, investment bankers; Chairman of the Board of the Company since 1979 and President of the Company from June 1992 to February 2006; Director of Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent, commercial bank and trust company; Director of Nu Horizons Electronics Corp., an electronic component distributor; Director of TGC Industries, Inc., a company engaged in the geophysical services industry; and Director of Co-Active Marketing Group, Inc., a marketing and sales promotion company.

	1979	Chairman of the Board

	Executive	Positions With
Name, Age, and Business Experience	Officer Since	Company
Robert W. Wilson, 62 President and Chief Operating Officer of the Company since February 2006; Executive Vice President of the Company from December 1992 through February 2006; Treasurer and Chief Financial Officer of the Company from December 1992 through April 2005; Vice President of Finance, Treasurer, and Assistant Secretary of Supreme Corporation, a subsidiary of the Company, from 1998 through April 2005; co-holder of Office of the President of Supreme Corporation from November 2000 through April 2005.	1992	President and Chief Operating Officer

William J. Barrett, 67
President of Barrett-Gardner Associates, Inc., an investment banking firm since November 2002, and previously Senior Vice President of Janney Montgomery Scott LLC, investment bankers; Secretary and Assistant Treasurer of the Company and a Director since 1979 and Executive Vice President (Long Range and Strategic Planning) of the Company since 2004; Chairman of the Board and Director of Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent, commercial bank and trust company; a Director of TGC Industries, Inc., a company engaged in the geophysical services industry; a Director of MassMutual Corporate Investors, a closed-end investment company; and a Director of MassMutual Participation Investors, a closed-end investment company.

	1979	Executive Vice President (Long Range and Strategic Planning), Assistant Treasurer and Secretary

Arthur M. Borden, 87
Of Counsel, Katten Muchin Zavis Rosenman, since 2002; Of Counsel, Rosenman & Colin LLP from 1993 to 2002; Partner, Rosenman & Colin LLP from 1987 to 1992; and Director, Scientific Industries, Inc., a manufacturer and distributor of laboratory equipment.

	n/a	None

Robert J. Campbell, 75
Retired Chief Executive Officer of TGC Industries, Inc., from March 1996 to December, 1998, a company engaged in the geophysical services industry; Vice Chairman of the Board and Chief Executive Officer of TGC from July 1993 through March 1996; Chairman of the Board and Chief Executive Officer of TGC Industries, Inc., from July 1986 to July 1993; and prior to such time, President and Chief Executive Officer of the Company for more than five years.

	n/a	None

	Executive	Positions With
Name, Age, and Business Experience	Officer Since	Company

Dr. Thomas Cantwell, 79
1978 to present, independent investor; September 1987 to present, President of Technical Computer Graphics, Inc., a software/hardware integrator in the computer graphics field; Director of VertigoXMedia, a developer of television broadcast control systems; and Director of Miranda Technologies, a manufacturer of digital video and audio equipment.

	n/a	None

Omer G. Kropf, 65
Executive Vice President of the Company from August 1984 through April 2005; President and Chief Executive Officer of Supreme Corporation, a subsidiary of the Company, from January 1984 to November 2000; co-holder of Office of the President of Supreme Corporation from November 2000 through April 2005; and Vice-Chairman and Managing Director of Special Projects of Supreme Corporation since May 2005.

	n/a	None

Mark C. Neilson, 48
Partner, Tatum, LLC, a national financial technology and consulting firm, since September 2005; Chief Financial Officer of Towne Air Freight, Inc., an air freight trucking company, from April 2001 to February 2005; Independent business consultant from November 1998 to March 2001; Chief Financial Officer of Therm-O-Lite, Inc., a manufacturer of interior insulated windows, since January 2000; and Chief Financial Officer and Director of Shelter Components Corporation, a supplier to the recreational vehicle industry, from March 1986 to October 1998.

	n/a	None

William C. Hurtt, Jr., 62
Director of TGC Industries, Inc., a company engaged in the geophysical services industry; managing partner of Canterbury Partners, a family investment partnership; managing partner of Oakwood Partners, LLP, a real estate partnership; Retired, Vero Beach, FL; BA Harvard College 1967; MBA Wharton School of Business, University of Pennsylvania, 1969; Manager of Blue Lake Properties, LLC, Tuscaloosa, AL, from November 1998 to January 2006; Former Director of River Gas Corporation, October 1998 to September 2000.

	n/a	None

The Board of Directors recommends a vote FOR Proposal No. 1.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10 percent of Common Stock, to file with the Securities and Exchange Commission (“SEC”) certain reports of beneficial ownership of Common Stock.  Based solely on copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with by its director, officers, and 10 percent stockholders during the last fiscal year.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS; INDEPENDENT DIRECTORS

The Board of Directors has an Executive Committee comprised of Dr. Cantwell and Messrs. Gardner, Barrett, and Wilson, an Audit Committee comprised of Dr. Cantwell and Messrs. Neilson, Campbell and Borden, and a Stock Option Committee comprised of Dr. Cantwell and Messrs. Gardner and Barrett.

The Executive Committee, which met four times during the year ended December 30, 2006, is charged by the Company’s bylaws with the responsibility of exercising such authority of the Board of Directors as is specifically delegated to it by the Board, subject to certain limitations contained in the bylaws.

The Audit Committee met four times during the year ended December 30, 2006.  The purpose and functions of the Audit Committee are to appoint or terminate the independent auditors; evaluate and determine compensation of the independent auditors; review the scope of the audit proposed by the independent auditors; review quarterly condensed consolidated financial statements and the annual audited consolidated financial statements prior to issuance; consult with the independent auditors on matters relating to internal financial controls and procedures; and make appropriate reports and recommendations to the Board of Directors.

The Stock Option Committee met twice during the year.  The Committee is responsible for awarding Stock Options to key employees or individuals who provide substantial advice or other assistance to the Company so that they will apply their best efforts for the benefit of the Company.

The Company does not have a compensation committee at this time because the functions of a compensation committee are adequately performed by the Board of Directors.

The Company does not have a standing Nominating Committee, and nominations for director are made by the Company’s independent directors.  The Board of Directors believes that, considering the size of the Company and the Board of Directors, nominating decisions can be made effectively on a case-by-case basis, and there is no need for the added formality of a Nominating Committee.  In carrying out the functions of a Nominating Committee, the Board of Directors does not rely on a Nominating Committee Charter.  Acting in the capacity of a Nominating Committee, the Board of Directors has not adopted any policy with regard to the consideration of director candidates recommended by security holders for the reason that such a policy is deemed unnecessary since, at no time in the history of the Company, has any such recommendation ever been received from any of the Company’s security holders.

During the year ended December 30, 2006, the Board of Directors held four regularly scheduled meetings.  All of the Directors listed herein attended 75% or more of the total meetings of the Board and of the committees on which they serve.

The Board of Directors has determined that the following five directors have no material relationship with the Company that would interfere with the exercise of independent judgment and are “independent” within the meaning of the American Stock Exchange (“AMEX”) director independence standards:  Arthur M. Borden, Robert J. Campbell, Dr. Thomas Cantwell, Mark C. Neilson, and William C. Hurtt, Jr.

SUPREME’S AUDIT COMMITTEE AND AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s Independent Registered Public Accounting Firm (“independent auditors”) and management to review accounting, auditing, internal controls, and financial reporting matters.  The members of the Audit Committee are “independent” as defined in Section 121(A) of the listing standards of the American Stock Exchange and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “1934 Act”).  All members of the Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement.  The Board of Directors has determined that Mr. Neilson qualifies as an “Audit Committee Financial Expert” as defined in Section 229.401(h) of the 1934 Act, and his experience and background are described on page 8.  The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls.  The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.  The Audit Committee has the authority and available funding to engage any independent legal counsel and any accounting or other expert advisors as necessary to carry out its duties.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2006 Annual Report to Stockholders.  Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and, (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with Crowe Chizek and Company LLC, the Company’s Independent Registered Public Accounting Firm, the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, “Communications with Audit Committees.”  SAS No. 61 requires the Company’s independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under auditing standards of the Public Company Accounting Oversight Board (United States), (ii) significant accounting policies, (iii) management’s judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Crowe Chizek and Company LLC a letter providing the disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” with respect to any relationships between Crowe Chizek and Company LLC and the Company that in their professional judgment may reasonably be thought to bear on their independence.   Crowe Chizek and Company LLC has discussed its independence with us and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2006 Annual Report to Stockholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America.  That is the responsibility of management and the Company’s independent auditors.  In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

The Audit Committee:

Mark C. Neilson (Chair)

Arthur M. Borden

Robert J. Campbell

Thomas Cantwell

Principal Accounting Fees and Services

The accounting firm of Crowe Chizek and Company LLC (“Crowe Chizek”) served as the Independent Registered Public Accounting Firm for the Company for the fiscal year ended December 30, 2006.  Crowe Chizek has served as auditors for the Company since October 9, 2001.

Audit Fees.  The aggregate fees billed for professional services rendered by Crowe Chizek for the audit of our annual financial statements and preissuance reviews of the financial statements included in our quarterly reports on Form 10-Q were $197,209 for fiscal 2006 and $156,155 for fiscal 2005.

Audit-Related Fees.  The aggregate fees billed for professional services by Crowe Chizek for assurance and related services reasonably related to the audit and review services described under “Audit Fees” above were $7,762 for fiscal 2006 and $8,100 for fiscal 2005.  The amounts shown for 2006 and 2005 consist of fees for benefit plan audits.

Tax Fees.  The aggregate fees billed for professional services by Crowe Chizek for tax compliance, tax advice, and tax planning services were $104,455 for fiscal 2006 and $143,645 for fiscal 2005.

The tax fees are summarized as follows:

	2006	2005
Tax fees – preparation and compliance (1)	$70,325	$67,100
Tax fees – other (2)	2,250	48,700
Project fees (3)	31,580	26,500
Out-of-pocket expenses	300	1,345
	$104,455	$143,645

(1)                                  Preparation of corporate federal and state tax returns, assistance with quarterly tax estimates, accounting method changes, and ongoing state tax audits.

(2)                                  Fees for 2006 represent consultation and assistance with tax matters related to the captive insurance subsidiary.  Fees for 2005 consisted of tax research, consultation, technical services, and assistance with the implementation of a captive insurance program, including working with the project team consisting of management, attorneys, actuaries, and insurance brokers.

(3)                                  Various tax projects approved by the Audit Committee, none of which individually exceeded $5,000 in billing in 2006 and $8,800 in 2005.

All Other Fees.  The aggregate fees billed for professional services by Crowe Chizek for services other than those described above were $4,700 for fiscal 2006 and $7,600 for fiscal 2005.  Services included providing assistance related to future compliance with the provisions of the Sarbanes-Oxley Act of 2002 in 2006 and 2005.

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent audit firm engaged to conduct the annual audit of the Company’s consolidated financial statements.  In addition, the Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors, and such policies and procedures do not permit the Audit Committee to delegate its responsibilities under the Securities Exchange Act of 1934, as amended, to management.  The Audit Committee pre-approved fees for all audit and non-audit services provided by the independent audit firm during the fiscal year ended December 30, 2006, as required by the Sarbanes-Oxley Act of 2002.

The Audit Committee has considered whether the providing of non-audit services has been compatible with maintaining the independent auditor’s independence and has advised the Company that, in its opinion, the activities performed by Crowe Chizek on the Company’s behalf were compatible with maintaining the independence of such auditors.

Code of Ethics

The Company has adopted a Code of Ethics that applies to the Company’s Officers and Directors, including the Company’s principal executive officer and principal financial and accounting officer.  The code has been posted in the Stockholder Information section of the Company’s website, www.supremeind.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation

The Company’s compensation policy and annual compensation applicable to the Company’s executive officers are the responsibility of the Board of Directors.  In addition, the Board of Directors has responsibility for establishing and implementing the Company’s overall executive compensation philosophy. Throughout this proxy statement, the individuals who served as the Company’s Chairman and Chief Executive Officer and Chief Financial Officer during 2006, as well as the other individuals included in the Summary Compensation Table on page 23, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Board of Directors has established the following compensation philosophy and objectives for the Company’s named executive officers:

•                  Align the interests of executives, including the Company’s named executive officers, with those of the stockholders. The Board of Directors believes it is appropriate to tie a portion of executive compensation to the value of the Company’s stock in order to more closely align the interests of named executive officers with the interests of the stockholders. The Board of Directors also believes that executives should have a meaningful ownership interest in the Company and has established and regularly reviews executive stock ownership.

•                  Have a significant portion of pay that is performance-based. The Company expects superior performance. The Company’s executive compensation programs are designed to reward executives based on performance.  The Board of Directors believes that compensation paid to executives should be closely aligned with the performance of the Company on both a short-term and long-term basis.

•                  Provide competitive compensation. The Company’s executive compensation programs are designed to attract, retain, and motivate highly qualified executives critical to achieving the Company’s strategic objectives and building stockholder value.

The Board of Directors reviews the Company’s compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the Company’s strategic goals, or other relevant factors. Executive officers of the Company who are also members of the Board, including the chief executive officer, do not participate in setting their own compensation.  The Board of Directors reviews the individual performance of each executive officer and the financial performance of the Company.  The Board also takes into account salary levels, bonus plans, stock incentive plans, and other compensation packages made available to executive officers of companies of similar size and nature.

The Board of Directors uses a variety of compensation elements to reach its compensation objectives, including current salary, bonus opportunity and long term equity-based incentives, all of which are discussed in detail below.  Specifically, the Board of Directors believes that executive compensation should include the following three components:

•                  Annual Base Salary.  The Company’s objectives are to target annual base salary at the median level and to make it competitive, when taken in conjunction with the other compensatory elements, to attract and retain executives.

•                  Annual Cash Bonus Opportunity.  The Company uses annual cash bonuses to reward executives for the achievement of annual company and individual performance objectives.  See “Executive Compensation — Annual Cash Bonus Opportunity.”

•                  Long-Term Equity-Based Incentives.  The Company utilizes stock related plans including options and stock grants as long-term equity-based incentives to foster a long-term view of what is in the best interests of the Company and its stockholders by better aligning the interests of the executives with those of the stockholders.

Annual Base Salary

The Board of Directors reviews and approves annual compensation for senior executive officers, consisting of base salary and bonus (discussed below), on an annual basis.  The Board of Directors may request additional information and analysis and ultimately determines in its discretion whether to approve any recommended changes in compensation.  These determinations are made by the Board of Directors based on recommendations from the majority of the independent directors of the Board of Directors.

The Company pays its named executive officers a base salary to remain competitive in the market.  The base salaries are less performance-based than the annual cash bonuses and long-term equity-based incentives.  During 2006, the salaries of certain named executive officers were increased as follows: $16,346 in Mr. Wilson’s salary to $200,000; and $7,461 in Mr. Mowery’s salary to $101,346.  These salary increases were largely reflective of the Board of Directors’ perception of individual performance, competitiveness of salary in the marketplace and inflation adjustments.  The salaries of Mr. Gardner and Mr. Barrett were not increased and for more than the past five years have remained at $108,000 pursuant to the terms of their employment contracts.  Mr. Kropf’s salary was decreased $46,666 to $126,667.  This decrease was the result of the Board of Directors and Mr. Kropf agreeing that, effective May 1, 2005, Mr. Kropf will no longer have an officer position with the Company.

Annual Cash Bonus Opportunity

In order to provide incentives for future annual performance, the Company believes that a meaningful portion of certain named executive officer’s and other key employees’ compensation should be in the form of a cash incentive bonus.  Cash incentive bonus payments are discretionary and are based primarily on the executive officer’s contribution to the Company’s profitability over the applicable performance measurement periods. The Company believes that profitability is the most useful measure of management’s effectiveness in creating value for the stockholders of the Company. The Company’s policy is to set aside in a bonus pool 10% of its pro-forma pre-tax profit as determined pursuant to historically agreed upon formulas.  No specific formula is used in making such bonus determinations to the individuals eligible to participate in the bonus pool but senior management determines the allocation of the bonus pool based on the performance of the participants each year.

Mr. Wilson and Mr. Mowery are the two named executive officers who are eligible for annual cash bonuses under the Company’s bonus plan.  In February of 2006, Mr. Wilson received a cash bonus totaling $200,000, and Mr. Mowery received a cash bonus totaling $50,000 which was paid out of the bonus pool based on the Company’s 2005 performance.  The bonuses of Mr. Wilson and Mr. Mowery, respectively, increased from $93,150 and $16,000 in February of 2005 (which was based on the Company’s 2004 performance). The bonuses received by the three other named executive officers are covered by their employment agreements.  See “Executive Compensation — Employment Agreements” for a description of the employment agreements between the Company and Messrs. Gardner, Barrett, and Kropf.

Long-Term Equity-Based Incentives

The Company believes that the best way to align the interests of the named executive officers and its stockholders is for such officers to own a meaningful amount of its common stock.  In order to reach this objective and to retain its executives, the Company grants equity-based awards to the named executive officers under its 2004, 2001, and 1998 Stock Option Plans.

Amended and Restated 2004 Stock Option Plan

On February 7, 2006, the Company’s Board of Directors adopted the Amended and Restated 2004 Stock Option Plan (the “Amended Plan”) which completely superseded and replaced the Company’s 2004 Stock Option Plan which had been adopted by the Company’s Board of Directors on January 23, 2004, and approved by the Company’s stockholders at their annual meeting held on April 29, 2004.  The Amended Plan was approved by the Company’s stockholders at their annual meeting held on May 4, 2006. The following paragraphs summarize certain provisions of the Amended Plan and are qualified in their entirety by reference thereto.

Subject to certain adjustments, the number of the Company’s shares of common stock that may be issued pursuant to awards under the Amended Plan is 850,000 shares.  Shares are counted only to the extent they are actually issued.  If shares are issued and reacquired by the Company, such shares are available for issuance under the Amended Plan.  Shares tendered in payment of the purchase price of an award, to satisfy tax withholding obligations, and shares covered by an award that is settled in cash are available for awards under the Amended Plan.

A maximum of 40,000 shares may be granted in any one year in the form of any award to any one participant, of which a maximum of (i) 30,000 shares may be granted to a participant in the form of stock options, and (ii) 40,000 shares may be granted to a participant in the form of restricted stock or common stock.

The Amended Plan is administered by a Committee of the Board of Directors (the “2004 Committee”).  Currently, the 2004 Committee is comprised of three directors.  The 2004 Committee may delegate its duties to a subcommittee as provided in the Amended Plan.  The 2004 Committee will determine the persons to whom awards are to be made, determine the type, size, and terms of awards, interpret the Amended Plan, establish and revise rules and regulations relating to the Amended Plan, and make any other determinations that it believes necessary for the administration of the Amended Plan.

Employees (including any employee who is also a director or an officer), consultants, and outside directors of the Company or its subsidiaries whose judgment, initiative, and efforts contributed to, or may be expected to contribute to, the successful performance of the Company are eligible to participate in the Amended Plan.  As of March 23, 2007, the Company had approximately 25 employees and 5 outside directors who are eligible under the Amended Plan.  At December 30, 2006, there were 660,000 options outstanding under this Plan of which 344,000 were exercisable.

The 2004 Committee may grant either incentive stock options qualifying under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options.  Recipients of stock options may pay the option exercise price in (i) cash, check, bank draft, or money order payable to the order of the Company, (ii) by delivering to the Company shares of common stock already owned by the participant having a fair market value equal to the aggregate option exercise price and that the participant has not acquired from the Company within six months prior to the exercise date, (iii) by delivering to the Company or its designated agent an executed irrevocable option exercise form together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of common stock purchased upon the exercise of the option or to pledge such shares to the broker as collateral for a loan from the broker and to deliver to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and (iv) by any other form of valid consideration that is acceptable to the 2004 Committee in its sole discretion.

Stock options will be exercisable as set forth in the option agreements pursuant to which they are issued, but in no event will stock options be exercisable after the expiration of ten (10) years from the date of grant.  Options are not transferable other than by will or the laws of descent and distribution, except that the 2004 Committee may permit further transferability of a non-qualified stock option and, unless otherwise provided in the option agreement, a non-qualified stock option may be transferred to:  one or more members of the immediate family of the participant; a trust for the benefit of one or more members of the immediate family of the participant; a partnership, the sole partners of which are the participant, members of the immediate family of the participant, and one or more family trusts; or a foundation in which the participant controls the management of the assets.

Restricted stock consists of shares that are transferred or sold by the Company to a participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the participant.  Common Stock consists of shares that are transferred or sold by the Company to a participant without restriction and not subject to a substantial risk of forfeiture.  The 2004 Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock and/or common stock will be made, the number of shares to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants.  Restrictions or conditions could include, but are not limited to, and grants can be made subject to the attainment of performance goals (as described below), continuous service with the Company, the passage of time, or other restrictions or conditions.

Awards of restricted stock or common stock under the Amended Plan may be made subject to the attainment of performance goals within the meaning of Section 162(m) of the Code that consist of one or more or any combination of the following criteria:  sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to stockholders (“Performance Criteria”).  Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index.  Any Performance Criteria may include or exclude (i) extraordinary, unusual, and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases.  In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the 2004 Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s Annual Report on Form 10-K.  However, the 2004 Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a Performance Goal.

The number of shares of common stock subject to an award may be adjusted by the 2004 Committee, in the manner it deems equitable, in the event that the 2004 Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, split-off, combination, subdivision, repurchase or exchange of the shares of common stock or other securities, issuance of warrants or other rights to purchase shares of common stock, or other similar corporate transaction or event affects the shares of common stock such that the 2004 Committee determines that an adjustment is appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan.

In the event that the Company undergoes a Change in Control, any portion of any award outstanding at the time of the Change in Control that has not previously vested will automatically vest.  A definition of “Change in Control” has been specifically included in the Amended Plan, which can be found in the full text of the Amended Plan (a copy of which is currently on file with the SEC).

The Board of Directors of the Company may, at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend, or discontinue the Amended Plan; provided, however, that (i) no amendment that requires stockholder approval in order for the Amended Plan and any awards under the Amended Plan to continue to comply with Sections 162(m), 421, and 422 of the Code or any applicable requirements of any securities exchange or inter-dealer quotation system on which the Company’s stock is listed or traded, shall be effective unless such amendment is approved by the requisite vote of the Company’s stockholders entitled to vote on the amendment; and (ii) unless required by law, no action by the Board of Directors of the Company regarding amendment or discontinuance of the Amended Plan may adversely affect any rights of any participants or obligations of the Company to any participants with respect to any outstanding award under the Amended Plan without the consent of the affected participant.

2001 Stock Option Plan

On January 31, 2001, the Company’s Board of Directors approved and adopted, subject to stockholder approval, the Company’s 2001 Stock Option Plan.  The 2001 Stock Option Plan was approved by the Company’s stockholders at the Annual Meeting held on May 2, 2001.  The following paragraphs summarize certain provisions of the 2001 Stock Option Plan and are qualified in their entirety by reference thereto.

The 2001 Stock Option Plan provides for the granting of options (collectively, the “2001 Options”) to purchase shares of the Company’s Class A Common Stock to certain key employees of the Company and/or its affiliates, and certain individuals who are not employees of the Company or its affiliates but who from time to time provide substantial advice or other assistance or services to the Company and/or its affiliates.  The 2001 Stock Option Plan authorizes the granting of options to acquire up to 825,000 shares of Class A Common Stock, subject to certain adjustments described below, to be outstanding at any time.  Subject to such limitations, there is no limit on the absolute number of awards that may be granted during the life of the 2001 Stock Option Plan.  At the present time, there are approximately 25 employees of the Company, including officers and directors of the Company, who, in management’s opinion, would be considered eligible to receive grants under the 2001 Stock Option Plan, although fewer employees may actually receive grants.  At December 30, 2006, there were 492,665 options outstanding under this plan, of which 489,250 were exercisable.

Authority to administer the 2001 Stock Option Plan has been delegated to a committee (the “2001 Committee”) of the Board of Directors.  Except as expressly provided by the 2001 Stock Option Plan, the 2001 Committee has authority, in its discretion, to award 2001 Options and to determine the terms and conditions (which need not be identical) of such 2001 Options, including the persons to whom, and the time or times at which, 2001 Options will be awarded, the number of 2001 Options to be awarded to each such person, the exercise price of any such 2001 Options, and the form, terms and provisions of any agreement pursuant to which such 2001 Options will be awarded.  The 2001 Stock Option Plan also provides that the 2001 Committee may be authorized by the Board of Directors to make cash awards as specified by the Board of Directors to the holder of a 2001 Option (“2001 Holder”) in connection with the exercise thereof.  Subject to the limitation set forth below, the exercise price of the shares of stock covered by each 2001 Option will be determined by the 2001 Committee on the date of award.

Unless a 2001 Holder’s option agreement provides otherwise, the following provisions will apply to exercises by the 2001 Holder of his or her option:  No options may be exercised during the first twelve months following the date of grant.  During the second year following the date of grant, options covering up to one-third of the shares covered thereby may be exercised, and during the third year options covering up to two-thirds of such shares may be exercised.  Thereafter, and until the options expire, the 2001 Holder may exercise options covering all of the shares.  Persons over sixty-five on the date of grant may exercise options covering up to one-half of the shares during the first year and thereafter may exercise all optioned shares.  Subject to the limitations just described, options may be exercised as to all or any part of the shares covered thereby on one or more occasions, but, as a general rule, options cannot be exercised as to less than one hundred shares at any one time.

The exercise price of the shares of stock covered by each ISO, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be less than the fair market value of stock on the date of award of such ISO, except that an ISO may not be awarded to any person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price is at least one hundred ten percent (110%) of the fair market value of the stock at the time the ISO is awarded, and the ISO is not exercisable after the expiration of five years from the date it is awarded.

The exercise price of the shares of Class A Common Stock covered by each 2001 Option that is an NSO will not be less than fifty percent (50%) of the fair market value of the stock on the date of award of such NSO.

Payment for Class A Common Stock issued upon the exercise of a 2001 Option may be made in cash or, with the consent of the 2001 Committee, in whole shares of Class A Common Stock owned by the 2001 Holder of the 2001 Option for at least six months prior to the date of exercise or, with the consent of the 2001 Committee, partly in cash and partly in such shares of Class A Common Stock.  If payment is made, in whole or in part, with previously owned shares of Class A Common Stock, the 2001 Committee may issue to such 2001 Holder a new 2001 Option for a number of shares equal to the number of shares delivered by such 2001 Holder to pay the exercise price of the previous 2001 Option.  The new 2001 Option will have an exercise price equal to not less than one hundred percent (100%) of the fair market value of the Class A Common Stock on the date of the exercise of such previous 2001 Option.  A new 2001 Option so issued will not be exercisable until the later of the date specified in an individual option agreement or six months after the date of grant.

In addition, the 2001 Stock Option Plan allows for the cashless exercise of options via the Sale Method.  Under the Sale Method, with the consent of the 2001 Committee, payment in full of the exercise price of the option may be made through the Company’s receipt of a copy of instructions to a broker directing such broker to sell the stock for which the option is being exercised, to remit to the Company an amount equal to the aggregate exercise price of such option, with the balance being remitted to the 2001 Holder.

The duration of each 2001 Option will be for such period as the 2001 Committee determines at the time of award, but not for more than ten years from the date of the award (or not more than five years from the date of award if the 2001 Holder owns stock representing more than 10% of the total combined voting power of all classes of stock)  in the case of an ISO, and in either case may be exercised in whole or in part at any time or only after a period of time or in installments, as determined by the 2001 Committee at the time of award, except that after the date of award, the 2001 Committee may accelerate the time or times at which a 2001 Option may be exercised.

In the event of any change in the number of outstanding shares of Class A Common Stock effected without receipt of consideration therefor by the Company, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Company is the surviving corporation, the aggregate number and class of reserved shares, the number and the class of shares subject to each outstanding 2001 Option, and the exercise price of each outstanding 2001 Option shall be automatically adjusted accurately and equitably to reflect the effect thereon of such change.  Unless a 2001 Holder’s option agreement provides otherwise, a dissolution or liquidation of the Company, certain mergers or consolidations in which the Company is not the surviving corporation, or certain transactions in which another corporation becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company, shall cause such 2001 Holder’s 2001 Options then outstanding to terminate, but such 2001 Holder shall have the right, immediately prior to such transaction, to exercise such 2001 Options without regard to the determination as to the periods and installments of exercisability made pursuant to such 2001 Holder’s option agreement if (and only if) such options have not at that time expired or been terminated.

The 2001 Stock Option Plan, as amended, will terminate on January 30, 2011 or on such earlier date as the Board of Directors may determine.  Any stock options outstanding at the termination date will remain outstanding until they have been exercised, terminated, or have expired.

The 2001 Stock Option Plan may be terminated, modified, or amended by the Board of Directors at any time without further stockholder approval, except that stockholder approval is required for any amendment that: (a) changes the number of shares of Class A Common Stock subject to the 2001 Stock Option Plan, (b) changes the designation of the class of employees eligible to receive 2001 Options, (c) decreases the price at which ISO’s may be granted, (d) removes the administration of the 2001 Stock Option Plan from the 2001 Committee, or (e) without the consent of the affected 2001 Holder, causes the ISO’s granted under the 2001 Stock Option Plan and outstanding at such time that satisfied the requirements of Section 422 of the Code to no longer satisfy such requirements.

1998 Stock Option Plan

On October 29, 1998, the Company’s Board of Directors approved and adopted, subject to stockholder approval, the Company’s 1998 Stock Option Plan.  The 1998 Stock Option Plan was approved by stockholders at the annual meeting held on April 29, 1999.  The following paragraphs summarize certain provisions of the 1998 Stock Option Plan and are qualified in their entirety by reference thereto.

The 1998 Stock Option Plan provides for the granting of options (collectively, the “1998 Options”) to purchase shares of the Company’s Class A Common Stock to certain key employees of the Company and/or its affiliates, and certain individuals who are not employees of the Company or its affiliates but who from time to time provide substantial advice or other assistance or services to the Company and/or its affiliates.  The 1998 Stock Option Plan authorizes the granting of options to acquire up to 869,087 shares of Class A Common Stock, subject to certain adjustments described below, to be outstanding at any time.  Subject to such limitations, there is no limit on the absolute number of awards that may be granted during the life of the 1998 Stock Option Plan.  At the present time, there are approximately 25 employees of the Company, including officers and directors of the Company, who, in management’s opinion, would be considered eligible to receive grants under the 1998 Stock Option Plan, although fewer employees may actually receive grants.  At December 30, 2006, there were 75,655 options outstanding under this plan, of which 75,655 were exercisable.

Authority to administer the 1998 Stock Option Plan has been delegated to a committee (the “1998 Committee”) of the Board of Directors.  Except as expressly provided by the 1998 Stock Option Plan, the 1998 Committee has the authority, in its discretion, to award 1998 Options and to determine the terms and conditions (which need not be identical) of such 1998 Options, including the persons to whom, and the time or times at which, 1998 Options will be awarded, the number of 1998 Options to be awarded to each such person, the exercise price of any such 1998 Options, and the form, terms and provisions of any agreement pursuant to which such 1998 Options will be awarded.  The 1998 Stock Option Plan also provides that the 1998 Committee may be authorized by the Board of Directors to make cash awards as specified by the Board of Directors to the holder of a 1998 Option (“1998 Holder”) in connection with the exercise thereof.  Subject to the limitations set forth below, the exercise price of the shares of stock covered by each 1998 Option will be determined by the 1998 Committee on the date of award.

Unless a 1998 Holder’s option agreement provides otherwise, the following provisions will apply to exercises by the 1998 Holder of his or her option: no options may be exercised during the first twelve months following the date of grant.  During the second year following the date of grant, options covering up to one-third of the shares covered thereby may be exercised, and during the third year options covering up to two-thirds of such shares may be exercised.  Thereafter, and until the options expire, the 1998 Holder may exercise options covering all of the shares.  Persons over sixty-five on the date of grant may exercise options covering up to one-half of the shares during the first year and thereafter may exercise all optioned shares.  Subject to the limitations just described, options may be exercised as to all or any part of the shares covered thereby on one or more occasions, but, as a general rule, options cannot be exercised as to less than one hundred shares at any one time.

The exercise price of the shares of stock covered by each ISO, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be less than the fair market value of stock on the date of award of such ISO, except that an ISO may not be awarded to any person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price is at least one hundred ten percent (110%) of the fair market value of the stock at the time the ISO is awarded, and the ISO is not exercisable after the expiration of five years from the date it is awarded.

The exercise price of the shares of Class A Common Stock covered by each 1998 Option that is an NSO will not be less than fifty percent (50%) of the fair market value of the stock on the date of award of such NSO.

Payment for Class A Common Stock issued upon the exercise of a 1998 Option may be made in cash or, with the consent of the 1998 Committee, in whole shares of Class A Common Stock owned by the 1998 Holder of the 1998 Option for at least six months prior to the date of exercise or, with the consent of the 1998 Committee, partly in cash and partly in such shares of Class A Common Stock.  If payment is made, in whole or in part, with previously owned shares of Class A Common Stock, the 1998 Committee may issue to such 1998 Holder a new 1998 Option for a number of shares equal to the number of shares delivered by such 1998 Holder to pay the exercise price of the previous 1998 Option.  The new 1998 Option shall have an exercise price equal to not less than one hundred percent (100%) of the fair market value of the Class A Common Stock on the date of the exercise of such previous 1998 Option.  A new 1998 Option so issued will not be exercisable until the later of the date specified in an individual option agreement or six months after the date of grant.

In addition, the 1998 Stock Option Plan originally provided for two methods for the cashless exercise of options, the Sale Method and the Net Method.  The Board of Directors of the Company amended the 1998 Stock Option Plan on November 11, 1999 to delete the Net Method of cashless exercise (no options were ever exercised using the net method).  Under the Sale Method, with the consent of the 1998 Committee, payment in full of the exercise price of the option may be made through the Company’s receipt of a copy of instructions to a broker directing such broker to sell the stock for which the option is being exercised, to remit to the Company an amount equal to the aggregate exercise price of such option, with the balance being remitted to the 1998 Holder.

The duration of each 1998 Option will be for such period as the 1998 Committee determines at the time of award, but not for more than ten years from the date of the award (or not more than five years from the date of award if the 1998 Holder owns stock representing more than 10% of the total combined voting power of all classes of stock) in the case of an ISO, and in either case may be exercised in whole or in part at any time or only after a period of time or in installments, as determined by the 1998 Committee at the time of award, except that after the date of award, the 1998 Committee may accelerate the time or times at which a 1998 Option may be exercised.

In the event of any change in the number of outstanding shares of Class A Common Stock effected without receipt of consideration therefor by the Company, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Company is the surviving corporation, the aggregate number and class of reserved shares, the number and the class of shares subject to each outstanding 1998 Option, and the exercise price of each outstanding 1998 Option shall be automatically adjusted accurately and equitably to reflect the effect thereon of such change.  Unless a 1998 Holder’s option agreement provides otherwise, a dissolution or liquidation of the Company, certain mergers or consolidations in which the Company is not the surviving corporation, or certain transactions in which another corporation becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company, shall cause such 1998 Holder’s 1998 Options then outstanding to terminate, but such 1998 Holder shall have the right, immediately prior to such transaction, to exercise such 1998 Options without regard to the determination as to the periods and installments of exercisability made pursuant to such 1998 Holder’s option agreement if (and only if) such options have not at that time expired or been terminated.

The 1998 Stock Option Plan, as amended, will terminate on October 29, 2008, or on such earlier date as the Board of Directors may determine.  Any stock options outstanding at the termination date will remain outstanding until they have been exercised, terminated, or have expired.

The 1998 Stock Option Plan may be terminated, modified, or amended by the Board of Directors at any time without further stockholder approval, except that stockholder approval is required for any amendment that:  (a) changes the number of shares of Class A Common Stock subject to the 1998 Stock Option Plan, (b) changes the designation of the class of employees eligible to receive 1998 Options, (c) decreases the price at which ISO’s may be granted, (d) removes the administration of the 1998 Stock Option Plan from the 1998 Committee, or (e) without the consent of the affected 1998 Holder, causes the ISO’s granted under the 1998 Stock Option Plan and outstanding at such time that satisfied the requirements of Section 422 of the Code to no longer satisfy such requirements.

Perquisites and Other Personal Benefits Compensation

The Company provides named executive officers with perquisites and other personal benefits that the Company and the Board of Directors believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Board of Directors periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company matching contributions to the executive officers’ 401(k) Retirement Plan (the “Retirement Plan”), the value of certain insurance benefits, and the incremental cost of vehicle leases to the Company. Executive officers did not receive any other perquisites or other personal benefits or property.

The Retirement Plan offers employees tax advantages pursuant to Section 401(k) of the Internal Revenue Code.  During the year ended December 30, 2006, all of the employees of the Company and one of its subsidiaries (collectively, the “Employer”) were eligible to participate in the Retirement Plan if they had reached the age of 21 and had been employed by the Employer for at least thirty days.  Under the terms of the Retirement Plan, a participant may elect to contribute to the Retirement Plan up to 15% of his or her compensation.  Through February of 1994, the Company contributed ten cents on each dollar of the first 6% of compensation contributed by participants.  On February 4, 1994, the Board of Directors approved an increase to fifteen cents on each dollar of the first 6% of compensation contributed by participants effective March 1, 1994.

On August 29, 1997, the Board of Directors approved an increase to twenty-five cents on each dollar of the first 6% of compensation contributed by participants effective December 1, 1997.  On February 11, 1999 the Board of Directors approved an increase to thirty cents on each dollar of the first 7% of compensation contributed by participants effective March 1, 1999.  Payments are made by the Company and the participants, the latter by means of a payroll deduction program.  Within specified limits, a participant has the right to direct his or her savings into certain kinds of investments.  The total aggregate amounts of the Company’s contributions for Messrs. Wilson, Mowery, and Kropf were $4,500, $3,178, and $2,280, respectively, and for all executive officers as a group was $9,958.

Impact of Tax Treatments on Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction for public companies to $1 million for compensation paid to a company’s chief executive officer or any of the four other most highly compensated executive officers.  Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met.  The Company believes that stock options granted under our long-term incentive plans qualify as performance-based compensation.  While such stock options vest over a specified period of time contingent upon the option holder’s continued employment with the Company, such stock options only have value if the Company’s performance results in a stock price higher than the price on the date of grant.  In addition, the Company believes that annual cash bonus awards qualify as performance-based compensation.  In contrast, restricted stock awards, other than the performance-based awards made in 2007, do not qualify as performance-based compensation because they have immediate value (at a minimum, once the restrictions are released) irrespective of the Company’s performance.

While the Company seeks to take advantage of favorable tax treatment for executive compensation where appropriate, the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent rather than tax-based considerations.

COMPENSATION COMMITTEE REPORT

A majority of the independent directors of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.  Based on this review and these discussions, a majority of the independent directors of the Board of Directors recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s annual report on Form 10-K.

The Board of Directors

William J. Barrett Arthur M. Borden Robert J. Campbell	Thomas Cantwell Herbert M. Gardner Omer G. Kropf	Mark C. Neilson William C. Hurtt, Jr. Robert W. Wilson

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers in 2006 with bonus payments keyed to the Company’s performance during 2005.  As discussed below in the section titled “Employment Agreements,” the Company has entered into employment agreements with Messrs. Gardner, Wilson, Barrett, and Kropf.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Herbert M. Gardner Chairman of the Board	2006	108,000	100,000	—	9,857	—	—	44,827	262,684
Robert W. Wilson President and Chief Operating Officer	2006	200,000	200,000	3,280	9,857	—	—	49,975	463,112
William J. Barrett Executive Vice President (Long Range and Strategic Planning), Assistant Treasurer and Secretary	2006	108,000	100,000	—	9,857	—	—	38,901	256,758
Jeffery D. Mowery Treasurer, Chief Financial Officer and Assistant Secretary	2006	101,346	50,000	—	6,751	—	—	9,052	167,149
Omer G. Kropf Vice Chairman – Supreme Corporation	2006	126,667	—	—	—	—	—	5,731	132,398

(1)                                  The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123(R) of awards pursuant to the Company’s 2004 Stock Option Plan, 2001 Stock Option Plan, and 1998 Stock Option Plan and thus include amounts from awards granted in 2006. Assumptions used in the calculation of this amount are included in Note 1 of the Company’s consolidated financial statements for the fiscal year ended December 30, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2007.

ALL OTHER COMPENSATION

The following table describes each component of column (i) of the Summary Compensation Table.

	Car	Insurance	Medical	401k	Tax
	Allowance ($)	Premium ($)	Dental ($)	Match ($)	Prep ($)	Total ($)

Herbert M. Gardner	14,827	30,000	—	—	—	44,827

Robert W. Wilson	5,125	40,000	—	4,500	350	49,975

William J. Barrett	8,901	30,000	—	—	—	38,901

Jeffery D. Mowery	5,874	—	—	3,178	—	9,052

Omer G. Kropf	3,451	—	—	2,280	—	5,731

GRANTS OF PLAN-BASED AWARDS

The table below provides information about equity and non-equity awards granted to the named executive officers in 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)
Herbert M. Gardner	5/4/2006	—	—	—	—	—	—	—	30,000	7.05	44,400

Robert W. Wilson	5/4/2006	—	—	—	—	—	—	500	30,000	7.05	47,680

William J. Barrett	5/4/2006	—	—	—	—	—	—	—	30,000	7.76	39,000

Jeffery D. Mowery	5/4/2006	—	—	—	—	—	—	—	20,000	7.05	29,600

Omer G. Kropf	-	—	—	—	—	—	—	—	—	—

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information on the holdings of stock options and restricted stock by the named executive officers at December 30, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Herbert M. Gardner	33,000	—	5.09	5/1/2007	—	—	—
	33,000	—	4.50	5/7/2008	—	—	—
	23,244	—	6.05	4/18/2010	—	—	—
	25,000	—	6.65	6/6/2010	—	—	—
	10,604	—	8.87	10/27/2010	—	—	—
	15,000	15,000	7.05	5/4/2011
	139,848	15,000

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert W. Wilson	27,500	—	5.09	5/1/2007	—	—	—
	22,000	—	4.50	5/7/2008	—	—	—
	25,000	—	6.84	5/2/2010	—	—	—
	—	30,000	7.05	5/4/2011	—	—	—
	74,500	30,000

William J. Barrett	33,000	—	5.60	5/1/2007	—	—	—
	33,000	—	4.95	5/7/2008	—	—	—
	25,582	—	6.66	4/18/2010	—	—	—
	25,000	—	7.32	6/6/2010	—	—	—
	11,645	—	9.76	10/27/2010	—	—	—
	15,000	15,000	7.76	5/4/2011	—	—	—
	143,227	15,000

Jeffery D. Mowery	11,000	—	5.09	5/1/2007	—	—	—
	16,500	—	4.50	5/7/2008	—	—	—
	15,000	—	6.65	6/6/2010	—	—	—
	—	20,000	7.05	5/4/2011	—	—	—
	42,500	20,000

Omer G. Kropf	38,500	—	5.09	5/1/2007	—	—	—
	38,500	—	4.50	5/7/2008	—	—	—
	77,000	—

The following table sets forth certain information regarding the year-end value of options held by the Company’s named executive officers during the fiscal year ended December 30, 2006.  There are no stock appreciation rights outstanding.

OPTION EXERCISES AND STOCK VESTED

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Herbert M. Gardner	—	—	—	—

Robert W. Wilson	—	—	—	—

William J. Barrett	—	—	—	—

Jeffery D. Mowery	—	—	—	—

Omer G. Kropf	—	—	—	—

PENSION BENEFITS

The Company does not provide named executive officers with pension benefits.

NONQUALIFIED DEFERRED COMPENSATION

The Company does not have a Nonqualified Deferred Compensation plan.

EMPLOYMENT AGREEMENTS

Mr. Gardner’s Employment Contract

The Board has approved an Employment Contract between the Company and Mr. Herbert M. Gardner, Chairman of the Board of the Company and Chief Executive Officer.  Mr. Gardner’s Amended and Restated Employment Contract became effective January 1, 2005, and is automatically extended for one additional day so that a constant three-year term is always in effect.  In consideration of services to be provided to the Company, the Employment Contract provides for Mr. Gardner to receive (in addition to certain fringe benefits): (1) annual base compensation of $108,000 (which monthly payments are to be offset by all other fees paid to Mr. Gardner for serving as a Chairman of the Board of Directors and any committee of the Company and its subsidiaries); and (2) if the pre-tax earnings of the Company exceed $2,000,000, an incentive bonus of $36,000, plus an amount equal to 0.6% of the amount by which such pre-tax earnings exceed $2,000,000.  See “Potential Payments Upon Termination or Change in Control — Herbert M. Gardner’s Employment Contract” for a further description of the employment contract between the Company and Mr. Gardner.

Mr. Barrett’s Employment Contract

The Board has approved an Employment Contract between the Company and Mr. William J. Barrett, Executive Vice President (Long Range and Strategic Planning), Assistant Treasurer and Secretary of the Company.  Mr. Barrett’s Amended and Restated Employment Contract became effective January 1, 2005, and is automatically extended for one additional day so that a constant three-year term is always in effect.  In consideration of services to be provided to the Company, the Employment Contract provides for Mr. Barrett to receive (in addition to certain fringe benefits): (1) annual base compensation of $108,000 (which monthly payments are to be offset by all other fees paid to Mr. Barrett for serving as a member of the Board of Directors and any committee of the Company and its subsidiaries) and (2) if the pre-tax earnings of the Company exceed $2,000,000, an incentive bonus of $36,000, plus an amount equal to 0.6% of the amount by which such pre-tax earnings exceed $2,000,000.  See “Potential Payments Upon Termination or Change in Control — William J. Barrett’s Employment Contract” for a further description of the employment contract between the Company and Mr. Barrett.

Mr. Kropf’s Employment Contract

The Company’s wholly-owned subsidiary, Supreme Corporation, entered into an Employment Contract with Mr. Omer G. Kropf employing Mr. Kropf as President of Supreme Corporation.  The Employment Contract was for a term of four years beginning on May 1, 1998, and ending on April 30, 2002.  On May 1, 2002 Supreme Corporation entered into a new Employment Contract through April 30, 2005.  In consideration of his services rendered as President of Supreme Corporation, this Employment Contract provided that Supreme Corporation would pay to Mr. Kropf (in addition to certain fringe benefits) a minimum base salary of $240,000 per year plus a pre-tax incentive bonus if earned under Supreme Corporation’s Bonus Payment Plan.   Under Supreme Corporation’s Bonus Payment Plan, an amount equal to ten percent (10%) of Supreme Corporation’s pre-tax profits was (subject to Board approval) placed into a bonus pool which was then allocated among, and distributed to, Supreme Corporation’s key executives.  The allocation of such bonus pool was approved by the Board of Directors based upon an analysis of the contributions of key executives to the Company’s financial performance and a consideration of management’s recommendation as to an appropriate allocation to reward such contributions.  The Board of Directors and Mr. Kropf have agreed that, effective May 1, 2005, Mr. Kropf will no longer have an officer position with the Company.  Supreme Corporation has entered into an

Employment Contract dated to be effective May 1, 2005, employing Mr. Kropf as Vice Chairman and Managing Director of Special Projects.  This Contract is for a term of three years and provides for a minimum base salary of $140,000 for the first year and $120,000 for the second and third years.    See “Potential Payments Upon Termination or Change in Control — Omer G. Kropf’s Employment Contract” for a further description of the employment contract between the Company and Mr. Kropf.

Mr. Wilson’s Employment Contract

Supreme Corporation entered into an Employment Contract with Mr. Robert W. Wilson employing Mr. Wilson as Vice President of Finance, Treasurer, and Assistant Secretary of Supreme Corporation (Mr. Wilson was also Executive Vice President, Treasurer, and Chief Financial Officer of the Company).  The Employment Contract was for a term of three years beginning January 1, 1998 and ending December 31, 2000.  On July 1, 2000 an Amendment Number One extended the Contract through December 31, 2003.  On July 1, 2003 Supreme Corporation and Mr. Wilson entered into a new Employment Contract through June 30, 2006.  In consideration of his services rendered as Executive Vice President, Treasurer, and Chief Financial Officer of Supreme Corporation, the Employment Contract provided that Supreme Corporation would pay to Mr. Wilson (in addition to certain fringe benefits) a minimum base salary of $150,000 per year (subject to increase by the determination of the Board of Directors) plus a pre-tax incentive bonus if earned under Supreme Corporation’s Bonus Payment Plan described in the preceding paragraph.  Supreme Corporation and Mr. Wilson have entered into an Amended and Restated Employment Contract, effective January 1, 2006, naming Mr. Wilson as President and Chief Executive Officer of Supreme Corporation and providing for a term of three years with a minimum base salary of $200,000 per year (subject to increase by the determination of the Board of Directors) plus a pre-tax incentive bonus if earned under Supreme Corporation’s Bonus Payment Plan described in the preceding paragraph.  In addition, on May 2, 2005 the Company’s Stock Option Committee granted to Mr. Wilson an incentive stock option to purchase 25,000 shares of the Company’s Class A Common Stock at an exercise price equal to current market price.  See “Potential Payments Upon Termination or Change in Control — Robert W. Wilson’s Employment Contract” for a further description of the employment contract between the Company and Mr. Wilson.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries describe potential payments payable to our named executive officers upon termination of employment or a change in control.  The actual payments to named executive officers are contingent upon many factors as of the time benefits would be paid, including elections by the executive and tax rates as well as the discretion of the Board of Directors or a committee designated by the Board of Directors.

The Amended and Restated 2004 Stock Option Plan

The Company’s Amended and Restated 2004 Stock Option Plan provides that upon the effective date of a “change in control” (as defined in the Amended and Restated 2004 Stock Option Plan), all options will become immediately exercisable.  In addition, upon the named executive officer’s death or disability, any options that would have become exercisable had the named executive officer remained employed through the vesting date immediately following the date of his death or disability will become immediately exercisable.  The Amended and Restated 2004 Stock Option Plan also provides that if vesting is based upon the attainment of one or more “performance goals” (as defined in the Amended and Restated 2004 Stock Option Plan), the pro-rata portion of the named executive officer’s options that would have become exercisable had he remained employed through the vesting date immediately following the date of his death or disability (or such other date as may be determined by the 2004 Committee in its sole discretion) will become immediately exercisable.

The 1998 Stock Option Plan and the 2001 Stock Option Plan

The terms of the 1998 Stock Option Plan and the 2001 Stock Option Plan are substantially similar.  Although these plans do not provide for acceleration of vesting upon termination of a named executive officer, the plans provide for varying time periods for the exercise of options, which time periods are based on the manner in which the named executive officer has been terminated. Under these plans, if a named executive officer voluntarily terminates his employment or is terminated for “cause” (as defined in the 1998 Stock Option Plan and the 2001 Stock Option Plan), then the portion of an option that remains unexercised, including that portion that is not yet exercisable, at the time of the named executive officer’s termination of employment, will terminate and cease to be exercisable immediately upon such termination.  If the named executive officer is terminated without cause, then he will have the right for thirty (30) days following such termination to exercise any options that are exercisable as of the date of such termination, and thereafter any remaining options will terminate and cease to be exercisable. If the named executive officer ceases to be employed due to disability, then he will have the right for ninety days after the date of termination to exercise any options that are exercisable on the date of his termination of employment, and thereafter any remaining options will terminate and cease to be exercisable.  If the named executive officer’s employment is terminated due to death, then his legal representatives will have six months following the date of the named executive officer’s death to exercise any options that are exercisable on the date of his death, and thereafter any remaining options will terminate and cease to be exercisable.

Herbert M. Gardner’s Employment Contract

Under Mr. Gardner’s Employment Contract, if he dies, suffers a “disability,” is terminated by the Company without “cause,” or terminates his Employment Contract for “good reason” (as such terms are defined in his Employment Contract), then Mr. Gardner or his dependents will be paid his base salary and pre-tax bonus for the remainder of the term of his Employment Contract.  The Employment Contract defines Mr. Gardner’s proportionate share as a fraction the numerator of which is the number of days in such calendar year ending with the end of the term of his Employment Contract and the denominator of which is the total number of days in such calendar year.  If Mr. Gardner is terminated (other than for cause), he will also be entitled to maintain his fringe benefits, including his medical benefits, dental benefits, and insurance benefits.  In addition to his base salary, proportionate share of his bonus, and fringe benefits discussed above, if Mr. Gardner is terminated (other than for cause), then the Company will either sell or lease to him the automobile that the Company is providing to him.  In such case, the Company will, not later than by March 15 following the end of the calendar year in which his employment terminates, either sell him the automobile for $10 along with any insurance coverage (if assignable) or assign to him all of the Company’s interest in and to any lease.  Upon termination of such lease, the Company will purchase the leased automobile and convey ownership to him.  If the Company terminates Mr. Gardner for gross misconduct materially injurious to the Company, then he will not receive any termination payments or benefits.

Under Mr. Gardner’s Employment Contract, the definition of “good reason” includes a “change in control” (as defined in Exhibit “A” to his Employment Contract).  Notwithstanding the foregoing, in the event payments are being made to Mr. Gardner on account of a change in control based upon a hostile takeover of the Company, the pre-tax incentive bonus discussed above will be determined based upon the highest pre-tax earnings of the Company in the three calendar years immediately preceding the calendar year in which termination occurs.

William J. Barrett’s Employment Contract

The terms of Mr. Barrett’s Employment Contract are substantially similar to Mr. Gardner’s Employment Contract.  Under Mr. Barrett’s Employment Contract, if he dies, suffers a “disability,” is terminated by the Company without “cause,” or terminates his Employment Contract for “good reason” (as such terms are defined in his Employment Contract), then Mr. Barrett or his dependents will be paid his base salary for the remainder of the term of his Employment Contract and the “proportionate share” of his targeted bonus.  The Employment Contract defines Mr. Barrett’s proportionate share as a fraction the numerator of which is the number of days in such calendar year ending with the end of the term of his Employment Contract and the denominator of which is the total number of days in such calendar year.  If Mr. Barrett is terminated (other than for cause), Mr. Barrett will also be entitled to maintain his fringe benefits, including his medical benefits, dental benefits, and insurance benefits.  In addition to his base salary, proportionate share of his bonus, and fringe benefits discussed above, if Mr. Barrett is terminated (other than for cause), then the Company will either sell or lease to him the automobile that the Company is providing to him.  In such case, the Company will, not later than March 15 following the end of the calendar year in which his employment terminates, either sell him the automobile for $10 along with any insurance coverage (if assignable) or assign to him all of the Company’s interest in and to any lease.  Upon termination of such lease, the Company will purchase the leased automobile and convey ownership to him.  If the Company terminates Mr. Barrett for the willful engagement of gross misconduct materially injurious to the Company, then he will not receive any termination payments or benefits.

Under Mr. Barrett’s Employment Contract, the definition of “good reason” includes a “change in control” (as defined in Exhibit “A” to his Employment Contract).  Notwithstanding the foregoing, in the event payments are being made to Mr. Barrett on account of a change in control based upon a hostile takeover of the Company, the pre-tax incentive bonus discussed above will be determined based upon the highest pre-tax earnings of the Company in the three calendar years immediately preceding the calendar year in which termination occurs.

Robert W. Wilson’s Employment Contract

Under Mr. Wilson’s Employment Contract, if Supreme Corporation terminates Mr. Wilson other than “for cause” (as defined in his Employment Contract), Supreme Corporation must pay him his base salary for the remainder of the term of his Employment Contract and the “proportionate share” of his targeted bonus for the year of termination.  The Employment Contract defines proportionate share as a fraction the numerator of which is the number of days in such calendar year ending with the end of the term of his Employment Contract and the denominator of which is the total number of days in such calendar year.  In addition to his base salary and proportionate share of his bonus discussed above, if Mr. Wilson is terminated (other than for cause), then Supreme Corporation will either sell or lease to him the automobile that Supreme Corporation is providing to him.  In such case, Supreme Corporation will, not later than two and one-half months following the end of the calendar year in which his employment terminates, either sell him the automobile for $10 along with any insurance coverage (if assignable) or assign to him all of Supreme Corporation’s interest in and to any lease. Upon termination of such lease, Supreme Corporation will purchase the leased automobile and convey ownership to him.  Mr. Wilson’s Employment Contract provides that a change in control will be deemed a termination other than for cause.

If Supreme Corporation terminates Mr. Wilson “for cause” then Supreme Corporation will not have any obligation to pay Mr. Wilson any compensation or benefits.  Under Mr. Wilson’s Employment Contract, termination for cause includes death, disability, misconduct, gross negligence or his inability to perform his duties.

Omer G. Kropf’s Employment Contract

Under Mr. Kropf’s Employment Contract, if Supreme Corporation terminates Mr. Kropf other than for cause, then the Company must pay Mr. Kropf his base salary and provide him with medical benefits for the remainder of the term of his Employment Contract.  If Supreme Corporation terminates Mr. Kropf “for cause” then Supreme Corporation will have no obligation to pay Mr. Kropf any compensation or medical benefits.  Under

Mr. Kropf’s Employment Contract, termination for cause includes, without limitation, death, misconduct, gross negligence, or his inability to perform his duties.  Mr. Kropf’s Employment Contract does not contain any change in control provisions.

Tabular Summary of Potential Payments Upon Termination or Change in Control

The following tables show the potential payments that would be due each named executive officer under the circumstances set forth in the tables below.  The following tables assume that the termination or the event causing termination occurred on December 30, 2006.

Herbert M. Gardner, Chairman of the Board

Termination Reason	Cash Severance ($)	Cash Bonus(1) ($)	Benefits ($)	Value of Accelerated Equity Awards (2) ($)	Tax Gross-Ups ($)	Retirement Plans ($)	Total ($)
Without Cause	108,000	63,000	30,000	—	23,050	—	224,050

With Cause	—	—	—	—	—	—	—

Change in Control	108,000	63,000	30,000	—	23,050	—	224,050

Death	108,000	63,000	30,000	—	23,050	—	224,050

Disability	108,000	63,000	30,000	—	23,050	—	224,050

Robert W. Wilson, President and Chief Operating Officer

Termination Reason	Cash Severance ($)	Cash Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards(2) ($)	Tax Gross-Ups ($)	Retirement Plans ($)	Total ($)
Without Cause	200,000	97,000	40,000	—	32,704	—	369,704

With Cause	—	—	—	—	—	—	—

Change in Control	200,000	97,000	40,000	—	32,704	—	369,704

Death	200,000	97,000	40,000	—	32,704	—	369,704

Disability	200,000	97,000	40,000	—	32,704	—	369,704

William J. Barrett, Executive Vice President (Long Range and Strategic Planning), Assistant Treasurer  and Secretary

Termination Reason	Cash Severance ($)	Cash Bonus(1) ($)	Benefits ($)	Value of Accelerated Equity Awards(2) ($)	Tax Gross-Ups ($)	Retirement Plans ($)	Total ($)
Without Cause	108,000	63,000	30,000	—	22,129	—	223,129

With Cause	—	—	—	—	—	—	—

Change in Control	108,000	63,000	30,000	—	22,129	—	223,129

Death	108,000	63,000	30,000	—	22,129	—	223,129

Disability	108,000	63,000	30,000	—	22,129	—	223,129

Omer G. Kropf, Director

Termination Reason	Cash Severance ($)	Cash Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards(2) ($)	Tax Gross-Ups ($)	Retirement Plans ($)	Total ($)
Without Cause	—	—	—	—	—	—	—

With Cause	—	—	—	—	—	—	—

Change in Control	—	—	—	—	—	—	—

Death	—	—	—	—	—	—	—

Disability	—	—	—	—	—	—	—

Jeffery D. Mowery, Treasurer, Chief Financial Officer and Assistant Secretary

Termination Reason	Cash Severance ($)	Cash Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards(2) ($)	Tax Gross-Ups ($)	Retirement Plans ($)	Total ($)
Without Cause	—	—	—	—	—	—	—

With Cause	—	—	—	—	—	—	—

Change in Control	—	—	—	—	—	—	—

Death	—	—	—	—	—	—	—

Disability	—	—	—	—	—	—	—

(1)  The amount shown in the column is for 2006 only.  The amounts (if any) payable in future years (three years in the event of termination without cause and five years in the event of death, disability, or change in control) cannot be determined since such amounts are dependent on Company’s pre-tax earnings (if any) during such future years.

(2)  As of December 30, 2006, none of the named executive officers had any outstanding unvested in-the-money stock options.

DIRECTOR COMPENSATION

Outside directors (other than Dr. Cantwell) are paid $1,500 per board meeting attended and an additional $6,000 annually.  Members of the Audit Committee are paid $1,500 per meeting.  In his capacity as a member of the Executive Committee, Dr. Cantwell is paid a minimum of $24,000 cash annually.  Each Director is reimbursed for out-of-pocket expenses incurred in attending Board or Committee meetings.  At a telephone meeting of the Board of Directors held on May 2, 2005, the Board approved a $5,000 annual cash payment to the Chairman of the Audit Committee and the annual payment of 2,000 shares of the Company’s Class A Common Stock to each outside director with one-third to vest immediately, one-third to vest after the first year, and the remaining one-third to vest after the second year (with full vesting of the entire amount in the event the recipient is age sixty-five or older).  Effective January 1, 2007, such annual cash payment was increased from $5,000 to $10,000.

DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)(1)	(d)	(e)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
William J. Barrett	—	—	—	—
Arthur M. Borden	19,000	13,300	—	32,300
Robert J. Campbell	20,500	13,300	—	33,800
Thomas Cantwell	24,000	13,300	—	37,300
Herbert M. Gardner	—	—	—	—
Omer G. Kropf	—	—	—	—
Mark C. Neilson	27,000	13,300	—	40,300
Williams C. Hurtt, Jr.	9,000	13,300	—	22,300
Robert W. Wilson	—		—	—

(1) These stock awards of 2,000 shares each (which are issued on an annual basis to the Company’s independent directors) were valued on the basis of the market value $6.65 of the Company’s Class A Common Stock on the date awarded.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The independent directors of the Board of Directors are responsible for reviewing and approving all material transactions with any related party.  The independent directors review related party transactions due to the potential for a conflict of interest.  The Company expects its directors, officers, and employees who have a conflict of interest to act and make decisions that are in the Company’s best interests and encourages them to avoid situations that present a conflict between the Company’s interests and their own personal interests.

As part of its original acquisition on January 19, 1984 of the specialized vehicle manufacturing business now being operated by it, Supreme Corporation acquired an option to purchase certain real estate and improvements at its Goshen, Indiana, and Griffin, Georgia, facilities, leased to it by lessors controlled by the sellers of such business (one of whom is Omer G. Kropf).  The option agreement provided that the option would expire on January 8, 1989, and that, prior to that time, it could be assigned to either or both of William J. Barrett and Herbert M. Gardner, members of the Company’s Board of Directors.

On July 25, 1988, Supreme Corporation assigned the option (with the consent of the grantors of the option) to a limited partnership (the “Partnership”).  The general partner of the Partnership is Supreme Corporation, owning a one percent interest, and the limited partnership interests therein are owned (directly or indirectly) by individuals including Mr. Barrett, Mr. Gardner, Mr. Kropf, Dr. Cantwell, and Mr. Campbell, all of whom are members of the Company’s Board of Directors, and each of whom owns a 12.375% limited partnership interest in the Partnership.

In a transaction consummated on July 25, 1988, the Partnership exercised the option and purchased all of the subject real estate and improvements.  Also on July 25, 1988, the Partnership and Supreme Corporation entered into new leases covering Supreme facilities in Goshen, Indiana and Griffin, Georgia at initial rental rates equivalent to those paid pursuant to the lease agreements with the prior lessors.  The leases granted to Supreme Corporation contain options to purchase the properties for an aggregate initial price of $2,765,000 (subject to increases after the first year based upon increases in the Consumer Price Index).  During the current year ending December 29, 2007, Supreme Corporation is obligated to pay approximately $666,000 in minimum lease payments to the Partnership under lease agreements which expire in July of 2010.  The actual amount paid to the Partnership in 2006 was $677,408.

Mr. Kropf, Director of the Company, is Secretary-Treasurer and sole shareholder of Quality Transportation.  The Company’s subsidiary, Supreme Corporation, purchases delivery services from Quality Transportation in the ordinary course of business.  During the year ended December 30, 2006, Supreme Corporation purchased delivery services of $3,523,358 from Quality Transportation.  All transactions were without special terms or conditions and were as favorable as those that Supreme Corporation could have obtained from non-affiliated third parties.

During peak business, Supreme Corporation leases land from Mr. Kropf for chassis storage.  Rentals paid to Mr. Kropf under the above agreements were $11,900 during 2006.

Mr. Kropf also owned properties adjacent to Supreme Corporation’s manufacturing facility in Goshen, Indiana, which properties were needed by Supreme Corporation because of its expanded manufacturing operations.  On July 10, 2006, Supreme Corporation purchased two parcels of land from Mr. Kropf for a total purchase price of $525,000.  The first property is a 22 acre parcel located on County Road 31 which was purchased by Supreme Corporation for $440,000, and the second property is a 1.17 acre parcel located on County Road 38 which was purchased for $85,000.  Supreme Corporation, on the one hand, and Mr. Kropf, on the other hand, had obtained third party appraisals of these parcels, and the finally agreed upon purchase prices, which were within the parameters of these third party appraisals, were reviewed and approved by the Company’s Board of Directors.

PROPOSAL NO. 2

On February 7, 2006, the Company’s Board of Directors adopted the Amended and Restated 2004 Stock Option Plan (the “Amended Plan”) which completely superseded and replaced the Company’s 2004 Stock Option Plan which had been adopted by the Company’s Board of Directors on January 23, 2004, and approved by the Company’s stockholders at their annual meeting held on April 29, 2004.  The Amended Plan was approved by the Company’s stockholders at their annual meeting held on May 4, 2006.

The Amended Plan provides for the grant of (among other awards) Stock Options and further provides that one of several methods of exercising an Option is the “cashless exercise method” pursuant to which a broker or dealer will sell a portion of the shares of the Company’s Class A Common Stock purchased upon exercise of such Option, deliver to the Company the amount of the sale proceeds necessary to pay the purchase price, and deliver the balance to the holder of such Option.

In order to avoid violations of the SEC’s Insider Trading Policies, the Company’s Board of Directors has developed certain procedures pursuant to which trading in the Company’s securities is prohibited during a “blackout period” beginning fifteen (15) days prior to the last day of the calendar quarter and ending after the second full business day following the release of the earnings for that quarter.

The Board of Directors has become aware of circumstances in which the final exercise date of a Stock Option has occurred during a “blackout period” with the result that such Option will expire prior to the beginning of the “safe period” during which the holder of such Option could have exercised it using the “cashless exercise method.”

The Board of Directors recognizes that this has, unexpectedly, placed an undue burden on an option holder in that unusual circumstance and has determined that the simplest solution is to amend the Amended Plan so as to provide that, in the event an option holder’s option will expire during the “blackout period,” there will be an automatic extension of the term of such option for a period of twenty (20) days following the end of such “blackout period”, provided, however, that no such extension shall occur in the event such extension would cause the option to be subject to the requirements of Section 409A of the Code and the regulations and other guidance issued thereunder.

Article 9 of the Amended Plan specifically provides that an amendment of the Amended Plan by the Board of Directors will be applicable to previously granted Stock Options.  As a result, this Amendment, even though ratified by the stockholders subsequent to the end of the “blackout period” currently in effect, will apply to the holders of previously granted Stock Options. Accordingly, they will have period of twenty (20) days following the second full business day after the Company releases its earnings for the second quarter of 2007 to exercise that portion of their Stock Options which were vested as of the end of the final exercise date referred to above.

The Board of Directors recommends a vote FOR Proposal No. 2

PROPOSAL NO. 3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Crowe Chizek and Company LLC will be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so, and also will be available to respond to appropriate questions at the meeting.  Proposal No. 2 is for the ratification of the selection of Crowe Chizek and Company LLC as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 29, 2007.

The Board of Directors recommends a vote FOR Proposal No. 3.

OTHER MATTERS

The Company’s management knows of no other matters that may properly be, or which are likely to be, brought before the meeting.  However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS

A stockholder proposal intended to be presented at the Company’s Annual Meeting of Stockholders in 2008 must be received by the Company at its principal executive offices in Goshen, Indiana, on or before December 1, 2007 in order to be included in the Company’s proxy statement and form of proxy relating to that meeting.

FINANCIAL STATEMENTS

The Company’s Annual Report to Stockholders for the fiscal year ended December 30, 2006, is enclosed herewith.

A COPY OF THE COMPANY’S MOST RECENT ANNUAL REPORT ON FORM 10-K IS AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE TREASURER, SUPREME INDUSTRIES, INC., P.O. BOX 237, 2581 EAST KERCHER ROAD, GOSHEN, INDIANA 46528

By Order of the Board of Directors

Goshen, Indiana
April 2, 2007	/s/William J. Barrett

ANNUAL MEETING OF STOCKHOLDERS OF

SUPREME INDUSTRIES, INC.

May 3, 2007

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election Directors.			2. RATIFICATION OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2004 STOCK OPTION PLAN	☐	☐	☐
☐☐ ☐	FOR ALL NOMINEES	NOMINEES: ARTHUR M. BORDEN	3. RATIFICATION OF SELECTION OF CROWE CHIZEK AND COMPANY LLC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
	WITHHOLD AUTHORITY	MARK C. NEILSON WILLIAM C. HURTT. JR
FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

Returned proxy forms when properly executed will be voted: (1) as specified on the matters listed above; (2) in accordance with the Directors recommendations where a choice is not specified; and (3) in accordance with the judgement of the proxies on any other matters that may properly come before the meeting.

PLEASE DATE AND SIGN BELOW AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SUPREME INDUSTRIES, INC.

2581 East Kercher Road, Goshen, Indiana 46528

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert W. Wilson and Herbert M. Gardner, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, to represent and to vote, as designated on the reverse side, all shares of Class A Common Stock of Supreme Industries, Inc. (the Company) held of record by the undersigned on March 23, 2007 at the Annual Meeting of Stockholders to be held on May 3, 2007 or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

(TO BE SIGNED ON REVERSE SIDE)